UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2014

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-16159	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Cope)

Registrant’s telephone number, including area code

(386) 462-6800

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2014, John McLaughlin delivered to us notice of his resignation as a member of the Board of Directors (the “Board”) of AxoGen, Inc. (the “Company”) effective as of the date of the notice.  The Board accepted Mr. McLaughlin’s notice of resignation. The Company notes that Mr. McLaughlin’s resignation was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.  Mr. McLaughlin had served as a member of the Board since October 2012.

On October 5, 2012, AxoGen entered into a Revenue Interests Purchase Agreement (the “Royalty Contract”) with PDL BioPharma, Inc. (“PDL”), pursuant to which PDL during the term of the Royalty Contract is entitled to designate, and the Company shall appoint an individual designated by PDL, who shall serve on the Board.  Mr. McLaughlin was the PDL designee. The Royalty Agreement further provides that should at any time there become a vacancy on the Board as a result of (i) the resignation, death or removal of the PDL designee or (ii) such PDL designee failing to obtain the requisite approval of the Company’s shareholders at any annual or special meeting of the Company’s shareholders and where no other individual is elected to such vacancy, PDL shall have the right to designate an individual to fill such vacancy, and AxoGen shall take such actions necessary to appoint, such individual to the Board.  PDL has informed the Company that it does not intend to appoint a replacement for Mr. McLaughlin at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

By:	/s/Gregory G. Freitag
Gregory G. Freitag
General Counsel

Date: 8/25/2014